Free Writing Prospectus
Filed pursuant to Rule 433
Registration Statement No. 333-155811
Dated June 4, 2009

TRANSATLANTIC HOLDINGS, INC.

Free Writing Prospectus

News Release

Statement from Transatlantic Holdings Regarding Moody’s Review

FOR IMMEDIATE RELEASE–New York, N.Y.–(BUSINESS WIRE)–June 4, 2009–

     Moody’s issued a press release today announcing that it has placed the Aa3 insurance financial strength rating of Transatlantic Reinsurance Company on review for possible downgrade, as well as the A3 rating on senior debt of Transatlantic Holdings, Inc. (NYSE: TRH)

     Transatlantic’s Chairman, President and Chief Executive Officer Robert F. Orlich commented: “We look forward to having the opportunity to speak with Moody’s over the next 90 days regarding the areas identified by them. We remain highly confident in our capital and overall ratings position. Moody’s stated that if Transatlantic were to be downgraded at the conclusion of the review, the ratings would most likely be lowered by one notch. Such a downgrade would bring our Moody’s rating in line with the rating previously announced by Standard & Poor’s and A.M. Best Company. We believe such a downgrade would have an immaterial impact on our business.”

     Transatlantic Holdings, Inc. (TRH) is a leading international reinsurance organization headquartered in New York, with operations on six continents. Its subsidiaries, Transatlantic Reinsurance Company®, Trans Re Zurich and Putnam Reinsurance Company, offer reinsurance capacity on both a treaty and facultative basis –structuring programs for a full range of property and casualty products, with an emphasis on specialty risks.

Forward-looking statements

This news release may include, and the Company’s officers and representatives may from time to time make, statements which may constitute “forward-looking statements” within the meaning of the U.S. federal securities laws. These forward-looking statements are identified, including without limitation, by their use of such terms and phrases as “intend,” “intends,” “intended,” “goal,” “estimate,” “estimates,” “expect,” “expects,” “expected,” “project,” “projects,” “projected,” “projections,” “plans,” “anticipates,” “anticipated,” “should,” “think,” “thinks,” “designed to,” “foreseeable future,” “believe,” “believes,” “scheduled” and similar expressions.

These statements are not historical facts but instead represent only the Company’s belief regarding future events and financial performance, many of which, by their nature, are inherently uncertain and outside of the Company’s control. These statements may address, among other things, the Company’s strategy and expectations for growth, product development, government and industry regulatory actions, legal matters, financial, credit and industry market conditions, financial results and reserves, as well as the expected impact on the Company of natural and man-made (e.g., terrorist attacks) catastrophic events and political, economic, legal and social conditions.

It is possible that the Company’s actual results, financial condition and expected outcomes may differ, possibly materially, from those anticipated in these forward-looking statements. Important factors that could cause the Company’s actual results to differ, possibly materially, from those discussed in the specific forward-looking statements may include, but are not limited to, uncertainties relating to economic conditions, financial and credit market conditions, cyclical industry conditions, credit quality, government, regulatory and accounting policies, volatile and unpredictable developments (including natural and man-made catastrophes), the legal environment, legal and regulatory proceedings, failures of pricing models to accurately assess risks, the reserving process, the competitive environment in which the Company operates, interest rate and foreign currency exchange rate fluctuations, the uncertainties inherent in international operations and the uncertainty surrounding the AIG Group’s continued ownership interest in the Company.

Visit – www.transre.com – for additional information about TRH.

Transatlantic Holdings, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Transatlantic has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free J.P. Morgan Securities Inc. at (866) 430-0686, Goldman, Sachs & Co. at (866)-471-2526 or Morgan Stanley & Co. at (866) 718-1649.